FS-5 Page 1 of 2
Conectiv Thermal Systems, Inc. Consolidated Balance Sheet (Dollars in Thousands) (Unaudited)
ASSETS	As of September 30, 2005
Current Assets
Cash and cash equivalents	*
Accounts receivable	*
Inventories, at average cost	*
Income tax benefit receivable	*
Other prepayments	*
*
Investments
Funds held by trustee	*
Property, Plant and Equipment
Property, plant and equipment	*
Less: Accumulated depreciation	*
*
Deferred Charges and Other Assets
Unamortized debt expense	*
Other	*
*
Total Assets	*
LIABILITIES AND OWNER'S EQUITY
Current Liabilities
Accounts payable	*
Accounts payable to associated companies	*
Taxes and Interest accrued	*
Notes receivable to associated companies
Other	*
*
Deferred Credits and Other Liabilities
Pension and OPEB	*
Deferred income taxes, net	*
Other	*
*
Capitalization
Additional paid-in capital	*
Retained deficit	*
Conectiv money pool loan	*
Total equity	*
Variable rate demand bonds (1)	*
Total capitalization	*
Total Capitalization and Liabilities	*
(1) Classified as current liability for external reporting
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
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FS-5 Page 2 of 2
Conectiv Thermal Systems, Inc. Consolidated Statements of Income (Dollars in Thousands) (Unaudited)
Nine Months Ended September 30, 2005
OPERATING REVENUES	*
OPERATING EXPENSES
Cost of sales	*
Operation and maintenance	*
Depreciation and amortization	*
Taxes other than income taxes	*
OPERATING INCOME	*
OTHER INCOME	*
INTEREST EXPENSE
Interest charges	*
Allowance for borrowed funds used during construction and capitalized interest	*
*
INCOME BEFORE INCOME TAXES	*
INCOME TAXES	*
NET INCOME	*
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
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